Exhibit 99.2

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C O R P O R A T E   P A R T I C I P A N T S

Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

Craig Steven McKasson Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Leigh T. Anderson Premier, Inc. - President of Performance Services

Michael J. Alkire Premier, Inc. - President, CEO & Director

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Albert J. William Rice Crédit Suisse AG, Research Division - Research Analyst

Allen Charles Lutz BofA Securities, Research Division - Associate

Eric R. Percher Nephron Research LLC - Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Jessica Elizabeth Tassan Piper Sandler & Co., Research Division - VP & Senior Research Analyst

John Park Guggenheim Securities, LLC, Research Division – Equity Research Associate

Kevin Caliendo UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

Richard Collamer Close Canaccord Genuity Corp., Research Division - MD & Senior Analyst

P R E S E N T A T I O N

Operator

Good morning and welcome to Premier’s Fiscal Fourth Quarter and Full Year Earnings Conference Call. (Operator Instructions). Please note this event is being recorded. I would now like to turn the conference over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski

Thank you and welcome to Premier’s Fiscal 2023 Fourth Quarter and Full Year Conference Call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer. Before we get started, I want to remind everyone that our earnings release and the supplemental slides accompanying this conference call are available in the Investors section of our website at investors.premierinc.com.

Please be advised that management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC including our Form 10-K, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures. Also, where appropriate, we will refer to adjusted or other non-GAAP financial measures, such as free cash flow to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire.

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Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you, Ben. Good morning, everyone and thank you for joining us today. Today, we will highlight our progress in our fourth quarter and fiscal year 2023 and update you on our ongoing evaluation of strategic alternatives to unlock value for our stockholders. First, I am pleased to share that our team achieved total net revenue of $1.3 billion adjusted EBITDA of $499.8 million and $264.4 million in free cash flow that equated to 53% of adjusted EBITDA this fiscal year. These results reflect the agility and dedication of our people in an incredibly fluid health care environment. As a team, we are confident in our ability to effectively manage costs and grow Premier through the continued execution of our strategies to deliver technology-enabled better, smarter health care.

We are pleased with the continued strength of our member network this year with a 98% GPO retention rate and the 94% technology or SaaS institutional renewal rate, both evidence of the trusted long-term relationship we have with our members. Further, an overwhelming 99% of our C-suite members surveyed in recent months believe they are better positioned for the future with Premier by their side. We are moving forward with intention on our recent announcement that the Board and management team are evaluating potential strategic alternatives to unlock value for our stakeholders. The recent sale of our non-health care GPO operations to OMNIA Partners for approximately $800 million in cash, demonstrates the underlying value of one of many Premier businesses that when leveraged can create significant value that can be reinvested in high-return solutions or to return value to stockholders.

With the assistance of our outside advisers, our Board and management team continue to evaluate other potential actions to unlock value for our stakeholders. For us, technology enabling health care isn’t just nice to have and Premier continues to lead the market in AI-enabled health care technology solutions. I’m incredibly proud of the progress we have made this year and we are laser-focused on making transformative strides in the future. We are ensuring on-time payments for suppliers and unlocking working capital for providers through AI-enabling the entire purchasing to payments process with Remitra.

It isn’t a matter of if but when the next pandemic may arise. So we have technology enabled the predictability of supply chain shortages with 90% accuracy. We are doubling down on investments in domestic and nearshore manufacturing to ensure resiliency. For years, we have been AI-enabling smarter decisions in the workflow of hundreds of thousands of clinicians and are now expanding that offering to help them realize millions of dollars of value through accurate coding and documentation. We are also completely disrupting and automating the timely and manual prior authorization process. Lastly, our comprehensive network and vast data set are now being used upstream in the innovation process, to optimize the lengthy clinical trials process. I’m incredibly pleased that in Q4, our applied sciences business signed an end-to-end clinical trial with 1 of the top 10 largest pharmaceutical companies in the world.

Before I turn it over to Craig, I want to pause and recognize the Premier team for their tireless work this year, both in terms of their disciplined execution and their compassionate connection to our purpose. Premier employees are the boots on the ground for many of our members’ health care providers who serve as the heartbeat of their communities. This is especially true during natural and human-made disasters, including wildfires and hurricanes. These individuals make themselves available 24/7 to ensure our members have the resources to respond to and serve their communities. Passion for performance and innovation are 2 of our core values that I’ve seen demonstrated this year more than ever before. The Premier team recognizes that with change comes great opportunity that makes me incredibly proud and excited for the future of our company.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. For the fourth quarter of 2023 and as compared with the same period a year ago, our results were total net revenue of $340.4 million, which was flat compared to the prior year. Supply Chain Services segment revenue of $228.1 million, a decrease of 2% and Performance Services segment revenue of $112.3 million, an increase of 4%.

In our Supply Chain Services segment, net administrative fees revenue increased 3% from the year ago quarter, driven by growth in both our acute and non-acute or continuum of care through purchasing programs. This was primarily due to recovery of member volumes and further penetration of existing member spend. These increases were partially impacted by the following factors: First, the continued normalization of demand and

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pricing across certain categories, including pharmacy, staffing and personal protective equipment or PPE. Second, continued regional variation in patient utilization trends affecting member purchasing. And third, an increase in aggregate blended member fee share due to current market dynamics, including the impact from the consolidation of certain member health systems.

Within both our acute and continuum of care GPO portfolios, the food category produced another consecutive quarter of strong growth, primarily driven by increases in volume and the impact of inflation, which was partially offset by the continued normalization of demand and pricing across the other categories previously mentioned. As we look forward, we believe that we still have a significant opportunity to continue to expand and penetrate our members spend, as we continue to broaden our GPO contract portfolio with new suppliers and product categories, drive adoption of our high compliance purchasing programs, including SURPASS and AscenDrive, further expand into the largely untapped purchase services category of spend, leveraging technology and analytics through our conductive business, and modernize the health care supply chain by leveraging technology and AI enablement from purchasing to payments.

In our direct sourcing business, products revenue declined from the year ago quarter due to continued excess market supply and members and other customers’ inventory levels, which contributed to lower demand and pricing in the current year period. We believe member inventory levels are returning to more normalized levels, although some members continue to work through excess supply of certain products which may persist for the next few quarters. Through the ongoing management of this business, we were able to reduce our inventory significantly during fiscal 2023, down from the heightened levels associated with helping our members and other customers secure PPE and other critical items during the COVID-19 pandemic. In addition, our logistics costs have generally returned to more normalized pre-pandemic levels. On the domestic manufacturing front, we are beginning to see some initial uptake in our isolation gown initiative and we are planning to launch our exam glove initiative in the second quarter of fiscal 2024.

In our Performance Services segment, revenue increased 4% compared with last year’s fourth quarter, primarily due to growth in our consulting services and our adjacent markets businesses, including clinical decision support and Contigo Health. Compared to the prior year, fiscal 2023 Performance Services revenue of $436.2 million grew 9% year-over-year, including 22% growth in our combined adjacent markets businesses to more than $100 million in revenue. Within our adjacent markets businesses, applied sciences had another strong year with over 20% revenue growth, reflecting the differentiation of our research-ready data set and unique ability to link health systems to industry to help expedite innovation. As we look forward, we remain excited about the future growth potential for this business.

Our Contigo Health business also exhibited strong top line growth and expansion in fiscal 2023, creating a stable foundation for future growth. Despite this progress, the ramp, particularly in profitability, is lagging our original expectations, as we continue to scale and stand up the program, resulting in a goodwill impairment of $54.4 million. To be clear, we remain very excited about Contigo Health and its long-term growth prospects. In the years and months ahead, we will continue to expand our center of excellence programs with large employers and provide transparent out-of-network claims pricing management with more than 900,000 contracts across 4.1 million locations. We believe this will allow us to deliver growth in each functional area while also providing comprehensive employee benefit management to health system payviders and other employers, all while leveraging our existing TPA capabilities.

Turning to profitability. GAAP net income was $18.9 million for the quarter. Adjusted EBITDA increased 8% from the prior year period due to an increase in Supply Chain Services adjusted EBITDA, which was mainly due to growth in net administrative fees revenue and the benefit of lower logistics costs in our direct sourcing business compared to the prior year period. The increase in Supply Chain Services adjusted EBITDA was partially offset by a quarter-over-quarter decline in Performance Services adjusted EBITDA. This was mainly due to higher expenses as we continue to invest in growth and scalability primarily in our adjacent markets businesses.

Compared with the year ago quarter, adjusted net income and adjusted earnings per share each increased 11%, primarily as a result of the same items that impacted adjusted EBITDA. From a liquidity and balance sheet perspective, cash flow from operations for full year fiscal 2023 of $444.5 million was flat compared with the prior year. This was primarily impacted by increased net cash within our direct sourcing business, as we lowered inventory in the current fiscal year and a dividend from a minority investment. These items were offset by higher revenue share paid to members. Free cash flow for fiscal 2023 was $264.4 million or approximately 53% of adjusted EBITDA compared with $260.8 million for the same period a year ago. The increase was primarily due to a decrease in purchases of property and equipment as we continue to carefully manage overall capital expenditures.

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From an income tax perspective, our effective tax rate for fiscal 2023 was 26%, which was in the 26% to 27% range we anticipated. From a cash tax rate perspective, we continue to benefit from our August 2020 restructuring and our fiscal 2022 second quarter subsidiary reorganization. As a result and consistent with our expectations, the cash tax rate for fiscal 2023 is estimated to be between 1% to 2%. In fiscal 2024, we expect our cash tax rate to be in the range of 1% to 5% excluding the one time impact of cash tax paid on proceeds from the sale of our non-health care GPO operations, which will be subject to a 25% tax rate. We anticipate our effective tax rate to be in a range of 26% to 28% in fiscal 2024.

Cash and cash equivalents totaled $89.8 million as of June 30, 2023, compared with $86.1 million as of June 30, 2022. We ended the quarter with an outstanding balance of $215 million on our 5-year $1 billion revolving credit facility, of which the full outstanding balance was repaid in July and August from the approximately $538 million in cash received upon the close of the sale of our non-health care GPO operations. We will continue to collect cash from the remaining escrow of $151 million and we expect additional cash proceeds upon completion of a true-up in accordance with the purchase agreement later this fiscal year. With respect to the remaining cash proceeds, we currently plan to maintain this cash on our balance sheet while we complete our evaluation of strategic alternatives. However, we plan to evaluate the highest return opportunities for eventual use of the proceeds, including reinvestments in the business, acquisitions that enhance the value of the business and returning capital to stockholders via share repurchase.

During fiscal 2023, we paid quarterly cash dividends to stockholders totaling $100.2 million. Recently, our Board of Directors declared a dividend of $0.21 per share payable on September 15, 2023, to stockholders of record as of September 1. As previously announced, given our Board and the management team’s ongoing evaluation of potential strategic alternatives, we are not providing our fiscal 2024 outlook or other formal guidance at this time. Nevertheless, I would like to provide some high-level perspectives on the overall business and discuss how persistent trends we are seeing in the market will likely impact our business in fiscal 2024. In our Performance Services segment, we continue to focus on our health care provider performance improvement capabilities while also expanding our presence in adjacent markets with life science companies, suppliers, employers and payers.

In fiscal 2024, we expect over 20% growth in our adjacent markets businesses, which will contribute to the mid- to high single-digit revenue growth we anticipate in our Performance Services segment. As I mentioned earlier, our group purchasing business continues to be impacted by market dynamics, including the overall state of the macro environment and the significant cost pressure that is placed on many of our health care provider members, the current and future impact from consolidation of member health systems and an always competitive market to retain and win new business.

Overall, we expect our GPO business will continue to experience growth in gross administrative fees with the acute side of the business growing in the low to mid-single-digit range and the continuum of care side growing in the high single-digit range prior to any impact related to changes in member fee share. However, given the previously mentioned market dynamics, we would expect there to be an increase in member fee share during fiscal 2024, resulting in the aggregate fee share across all members in our GPO increasing from the current low 50% range to the mid- to high 50% range.

Turning to our direct sourcing business. Given the ongoing impact of excess market supply and certain member excess inventory levels, we expect nominal growth in products revenue in fiscal 2024. As previously discussed, we implemented a cost savings plan and had lower performance incentive achievement in fiscal 2023 to help achieve our profitability expectations. While some of the cost savings will continue to benefit us in fiscal 2024, we do plan to invest resources in some of our higher growth areas to position the overall business for long-term sustainable growth and value creation.

Finally, with respect to fiscal 2024 expectations, we have determined that we will no longer include equity earnings from our minority investments in our adjusted EBITDA. This change results from the previously disclosed change in our minority investment in FFF Enterprises last quarter. As a result, we expect an additional headwind to adjusted EBITDA in fiscal 2024, given the elimination of equity earnings that were included during fiscal 2023. As a reminder, this change will not have an impact on cash flow. Consistent with fiscal 2023, we expect to generate free cash flow of 45% to 55% of adjusted EBITDA in fiscal 2024.

Before I conclude, I also wanted to take the opportunity to reiterate Mike’s appreciation of our team for their hard work and ongoing commitment as we continue to serve our vital role as a trusted and embedded partner for our health care provider members and other customers. Our employees

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are our greatest asset and we will continue to focus on cultivating a high-performing culture and driving employee engagement as we position our business for future growth.

We appreciate your time today and we’ll now open the call for questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) The first question is from Eric Percher of Nephron Research. Please go ahead.

Eric R. Percher - Nephron Research LLC - Research Analyst

Thank you. Maybe to start with the macro, could you give us a perspective on some of the regional volume variability you’ve spoken to and whether you’ve seen changes and catch up in some of the geography or anything that looks like progress?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. Thanks, Eric. This is Mike. So while we’ve seen some improvement in utilization overall, as you just said, it does continue to vary by geography with many of our providers not seeing a full return to the sort of the pre-pandemic level. We do have some data that, I guess, is probably a quarter or so old that showed some low single-digit increases for our acute volumes over the prior year period. And then from a non-acute standpoint, mid-single-digit increases over the prior year period. So we are seeing just – we are seeing the growth come back. But again, it’s incredibly regional, places in Florida and Texas are doing obviously much better than places in the Rust Belt. And so we’ll continue to track that.

Eric R. Percher - Nephron Research LLC - Research Analyst

And as we think about the guidance or - not guidance but the directional commentary you’ve given today, how much of the decision not to have formal guidance is, what’s going on in the marketplace, difficulty predicting the market versus the limitations on not knowing where the strategic effort will land you?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, Eric, this is Craig. It’s really the latter. So as we think about the strategic alternatives and potential changes in the complexion of the business, we are just continuing to evaluate and assess how that could impact our potential expectations. So I wanted to provide perspective but without issuing guidance. One of the examples I would highlight is when we did announce our divestiture of the non-health care GPO operations, initially thinking there would be a pretty significant change in the way that our financial statements would look and then subsequently, because of the uniqueness of that transaction, it’s not having that impact. So we really – just really in discussions with the Board and the management team wanted to get through this about alternatives review and then plan to come out with more a formalized guidance post that exercise.

Eric R. Percher - Nephron Research LLC - Research Analyst

And last one here, just triangulating all the commentary, Craig, on cash flow. Can you guys, can you tie together a few of these items relative to free cash flow this year, understanding the net working capital improvement may not recur in the EBITDA – in the EBITDA guidance to the percentage of EBITDA, you expect expansion or contraction?

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Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. I think broadly, what I would say, when you think about the commentary I provided around ‘24 expectations based on our current construction, I would say that there could likely be contraction in overall free cash flow. But again, it will continue to be in that 45% to 55% of adjusted EBITDA conversion rate.

Eric R. Percher - Nephron Research LLC - Research Analyst

Thank you.

Operator

The next question is from Richard Close of Canaccord Genuity. Please go ahead.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Yes, thanks for the questions. Craig, I was just – can you talk a little bit more about the member fee share and the increases there? And then maybe the timing of renewals from back in the restructuring previously several years ago. Just walk us through all that.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. So I think as I talked about in my prepared remarks, I mean, it does continue to be a competitive environment. Health care providers are under tremendous pressure. When we did the restructuring back in 2020, the majority of our members entered into 5-, 6-, 7-year contracts that did not have termination for convenience or out clauses, those remain intact. We did have, as we previously disclosed, a subset of members that either didn’t agree to the restructuring at that point in time or some that actually did maintain the ability to go to market or do renegotiations at points in time.

So as we’ve done those, we have seen some pressure on fee share. In some limited circumstances, we have seen members that are actually subject to a fixed firm contract have been willing to entertain a renewal process. And so that has had pressure on fee share at some points in time. And so we’ll continue to evaluate. And then we’re also being opportunistic when it makes sense in terms of talking about longer-term extensions with members as we think about all-in relationships, bundling in Performance Services capabilities with the GPO and things of that nature as we move forward. So all of those characteristics are what are causing our ‘24 fee share to likely increase from the current low 50s up to the mid- to high 50% range that I disclosed.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Okay. That’s helpful. And then with respect to the applied sciences, maybe a little bit more detail on the clinical trial win that you highlighted and really the opportunity for growth in that adjacent market would be helpful.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. This is Mike. So let me just give a broader sort of perspective of what we’ve been doing in the clinical trial space. So I think you’re well aware, we have significant amounts of data. And obviously, in partnership with our health systems, we’re able to offer sort of this real-world evidence, kind of capability to life science organizations as well as medical devices. I think a couple of very, very unique things about our offering. First, we’re able to sort of flip the funnel, if you think about it in terms of identifying patients for trials, where we’re using our AI capability in looking at the unstructured data.

And we can look at inclusion and exclusion criteria before we actually select the site and the physician investigators. So that sort of is a reverse of what actually happens today where many times a site is picked and then a physician investigator is picked, so we can sort of flip that funnel. So I think that life science and medical device see that as something very, very interesting. As far as some interesting things we’ve been up to in the market, we have been doing some things from a Phase IV study standpoint, where we’re creating synthetic control arm. So what that allows, is it

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allows for us not to have the whole placebo kind of comparators. And so when you’re able to do that using data and those kinds of things, it becomes a lot more efficient and obviously, incredibly accurate given that we have the data that we have. So we’re really excited about those 2 disruptive opportunities in the real-world evidence space for these trials.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Okay. Thank you.

Operator

The next question is from Kevin Caliendo of UBS. Please go ahead.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

Thanks, and thanks for taking my question. The inventory level comment is similar to what you had said last quarter. And I’m just trying to, I guess, understand if you’ve seen any easing of the inventory levels in the channel quarter-over-quarter? You said, I think in the next few quarters, you expect it to abate a little bit. Maybe a little more color there on what you’re seeing and maybe what products are still sort of clogging up the channels or inventory levels?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Kevin. This is Craig. I’ll start and then Mike can add any additional perspective. But - so we definitely have seen improvement. We are seeing the levels come down and ordering patterns start to return. But there are some members, which was my commentary, that are continuing to hold on to a lot of excess inventory that they purchased at points in time, the primary things being gowns, I would say, and then some glove activity that they had purchased up during the pandemic as well. But the overall theme is that we’re seeing it improve. It’s just not all the way out. And so we think that we’ll continue to see it through the first half likely of fiscal 2024.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

And can you size the magnitude of this, like normal ordering patterns for these categories versus what we’re seeing? Is it like a 10%, 20% impact? Is there any way to quantify it in any sort of way, shape or form to what it is now?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Really wish we could. It does vary by provider. So I don’t have an overall kind of aggregate I would provide you. I would say, generally, it is getting back - it’s probably to the 85% to 90% level of where it used to be, getting back to where it needs to be. But it’s just not all the way there yet with some of the members that really did over procure some of that stuff at the height of the pandemic.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

Helpful. And on the fee share, can we - this increase from low to mid-50s to mid- to high 50% range, that’s helpful to understand. Should we now think about the fact that all of your members, generally speaking, are, I don’t say, locked up but are you going to be partners with for at least the next couple of years through 2025 or 2026?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I mean, broadly, I would say, yes, I think generally speaking, there could be consolidation, which can create a situation where members have an opportunity to go to market or renegotiate. We do have a number of members that are not part of our historical restructuring that just always come up for contracts over a regular waterfall period. So we’ll have to evaluate those, although typically, those are already at a place that we wouldn’t see the sort of changes that we’ve been talking about. And then obviously, we’ll continue to recruit in the marketplace for new members.

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But broadly, I would say, yes, that our existing member footprint absent sort of unique circumstances is in place through the time period that was contracted at the time of the restructuring.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

Great. Thank you so much.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thank you.

Operator

The next question is from Eric Coldwell of Baird. Please go ahead.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Thanks very much. I was hoping for some more discussion on the modeling of the OMNIA transaction, several questions here. First, could you talk about the $111 million true-up adjustment to purchase price expected in 8 months? What are the puts and takes on that? How will the and when will the $151 million escrow be released over time? And then I think there are some unique model dynamics on the balance sheet amortization of a debt treatment over 10 years and also interest expense, imputed interest expense impacts, things like that. There just seems like we could use some more help on the modeling dynamics of this unique transaction.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Eric. This is Craig. So the $111 million or $100-plus million or so of true-up is a function of relooking at the baseline fees as of the close date. So when we closed the transaction in August, it was based on a look back, back a number of months. So when we get forward, we will look at the actual revenues that came in the door through the close date and then we’ll have the multiple applied to that. And so based on our expectations and monitoring, we believe that will be the additional proceeds that will come in at that point in time. So that’s the first question.

The second question on the escrow balance, we actually are receiving payments weekly as we go through the next couple of months. So we’ve already seen a couple of payments, reducing that $151 million down. So that’s progressing as the conversations with members to get their consents takes place. And feeling good about how those consents are going and the cash flow is coming in to relieve that escrow. #3, relative to the balance sheet and the debt balance, again, we - the proceeds that we received were recorded as debt on the balance sheet. That will be relieved over the term of the 10-year channel partnership agreement that we have, as we record revenue associated with OMNIA’s activity.

So each quarter, we will get the level of purchasing and administrative fee generation that comes from those members that will relieve the debt balance. And as talked about previously, we’ll get an incremental 30% of revenue associated with growth above the baseline at the time of the close. And then I’ll have to actually - I don’t have it at my fingertips, I apologize but we’ll be happy to follow up on the specifics around the imputed interest level. It’s a low-level imputed interest given the debt on the balance sheet but I don’t have those specifics at my fingertips, so we’ll have to follow up with that.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Craig, if I might, 2 quick follow-ups. The debt, is that going to show up in the new line item? Where should we be building in the new model line item for this debt specific item?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

It will be a single stand-alone line item on the balance sheet.

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Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Yes. And then final one. There also is the transition of the associated free cash flow to OMNIA, I believe. So that is one of the headwinds to your free cash flow conversion rate in fiscal ‘24? Is it not? And if so, can you tell us what that magnitude might be in terms of thinking about modeling the free cash flow impact?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. To your point, that we will now have that revenue that will not have cash flow associated with it because we received that cash flow initially at the time of the transaction.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

So could you tell us ballpark what that headwind is in fiscal ‘24, what you expect it to be?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I’ll need to follow up specifically based on - because it will depend based on the growth that OMNIA has. I’ll go back — we’ll come back to you, Eric, with the specifics on the amount.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Yes. Thank you very much.

Operator

The next question is from Allen Lutz of Bank of America. Please go ahead.

Allen Charles Lutz - BofA Securities, Research Division - Associate

Thanks for taking the questions. One for Craig. Can you bifurcate the relative growth rates you’re seeing in the acute and the non-acute GPO programs? And you mentioned there was market growth and then there was growth from further penetration. Can you break those 2 out? Thanks.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So I think as I talked about and Mike mentioned what we’re continuing to see in the acute part of the business is recovery at the kind of low single-digit level year-over-year. And then non-acute is growing more at the mid- to high single-digit level and expectations that will continue into ‘24, low to mid-single-digit growth in acute overall gross activity and high single digit in the non-acute. In terms of market dynamics versus penetration, I don’t have a specific breakout but I would tell you that the majority of our growth comes from continuing to drive same-store growth through contract penetration.

Allen Charles Lutz - BofA Securities, Research Division - Associate

Great. And then last one for me. On the health system consolidation, can you talk about how that’s impacting the business this year versus maybe 1, 2 or 3 years ago? Is it sort of a similar impact to the business or is it getting weaker or stronger? Thanks.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. What I would highlight is that in fiscal 2023, there was a very large merger of 2 of our significant members with the Advocate Health merger. So I wouldn’t say that the overall activity is changing dramatically year-to-year but I do think it points in time, the size and the magnitude of potential

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combinations can have a more significant impact 1 year over the other. So we’ll have to see as we look forward, which is why it’s — we don’t know who could be in conversations and what could happen. But the Advocate Health merger again, while both of them are Premier members and continue to be committed to Premier and engage with us in a lot of ways, it did have implications given the economics of those 2 accounts were different historically.

Allen Charles Lutz - BofA Securities, Research Division - Associate

Thank you.

Operator

The next question is from A.J. Rice of Crédit Suisse. Please go ahead.

Albert J. William Rice - Crédit Suisse AG, Research Division - Research Analyst

Hi everybody. Thanks for reviewing the history on the contract restructuring period. A lot of those contracts would seem to be coming up for renewal in the ‘25 to ‘27 time frame. Obviously, our modeling doesn’t necessarily go out that far. But if you’re in a strategic review process and people are trying to figure out what the long-term value of the entity is, it seems like to me, they’ve got to have a view on what’s going to happen in that ‘25 to ‘27 time period in terms of fee share changes or churn. I think, in the investment community, it’s sort of perceived to be an open-ended question but maybe you have a better perspective. I wonder if there’s any - I don’t expect you to quantify at this point but do you feel like, as you’re talking to people about different opportunities under the strategic review, you can give them some parameters so they can assess what that looks like?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes, just - this is Mike. Just a couple of things. And I think, A.J., you can appreciate this. It’s challenging to predict what’s going to happen 2 to 4 years from now. I mean, especially as it relates to health care, especially as we’re coming out of a pandemic. It’s just one of those things that’s really tough for us to like put our arms around. Having said that, there’s a whole bunch of stuff that, we continue to say and albeit Craig talked quite a bit about the pressures on the fee share from the macro environment and the different consolidation issues and some of those things that have then occurred.

Our focus has always been the technology-enabled supply chain, right? And so that — what that means is, we want to continue to expand really the top line revenue, that gross admin fee number. We think there’s incredible opportunity in the purchase service space, in the non-acute space. We do believe our Remitra offering is going to play a pretty significant role in terms of creating additional value for our health care systems. So – and just – in answer to your question, just in general, it is really hard for us given the puts and takes to put specific numbers out 2, 3, 4, 5 years from now.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, this is Craig. The only thing I think I would add, A.J., is that consistent with what we have told the marketplace, the market dynamics are challenging. There could be pressure on fee share in the future and that’s something we’re continuing to evaluate. We have strategies to, as Mike described, to try and mitigate that as much as possible. But that’s something that has been a dynamic in the marketplace we’ve been consistently referencing.

Albert J. William Rice - Crédit Suisse AG, Research Division - Research Analyst

Okay. Maybe my follow-up question. I’ll take the bait on the comment you made in the prepared remarks where you said you’re leveraging AI from purchasing to payments, looking at all the opportunities, maybe, because we hear AI thrown around a lot, are there some specific things that you’re using that for today to make the business more efficient or otherwise yield economics to you?

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Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. So a couple of different things. And Leigh is here as well and Leigh can certainly jump in with any other additional commentary. But I think what’s really unique in that space is sort of the optical character recognition stuff that we’re doing on the invoicing and really bringing a great deal of meaning to that. So today, lot of manual effort from a e-invoicing standpoint. We do think that we have some pretty unique algorithms sitting on our technologies that can actually automate a lot of those manual processes from a pricing accuracy standpoint, which is a significant burden for the health care system. So that’s one example. Leigh, I’m not sure if you have additional thoughts.

Leigh T. Anderson - Premier, Inc. - President of Performance Services

I’ll just piggyback on what Mike said. There’s a concept called computer vision, which is a field of artificial intelligence that enables computers and — to sort of look at digital images. It’s sort of like the next generation of OCR, optical character recognition that Mike was talking about. We’ve been able to effectively use that to drive invoice recognition and we’re trying to manage price for our members and that’s really where we’re driving down on the artificial intelligence model for procure-to-pay.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you, Leigh.

Albert J. William Rice - Crédit Suisse AG, Research Division - Research Analyst

Thanks a lot.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thank you.

Operator

Your next question is from Jack Wallace of Guggenheim Securities. Please go ahead.

John Park - Guggenheim Securities, LLC, Research Division – Equity Research Associate

Hi, this is John Park on for Jack. I was wondering if you could comment on the competitive dynamics in the GPO market and if it’s changed since last quarter and if there’s any market share shift to call out?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. This is Mike. Just in general, I’ll tell you, we’ve had a couple of nice wins over the last couple of quarters. As you know, these are very long-term sort of propositions when you’re recruiting new health systems. I feel really good about the funnel. I was actually in a couple of calls over the last couple of weeks with some new prospects. I do think our technology is a very, very significant differentiation along the lines of what Leigh and I spoke to, in terms of driving more efficiency, getting accurate pricing and those kinds of things. I think it’s just all additive to our ability to continue to drive — to get the most value from our - for our health systems to get the best value price in the market.

And then obviously, I think organizations are very, very intrigued with what we’re doing with our whole vertical integration strategy and looking at ways to create more resilient supply chain, looking at contract manufacturing for products here domestically, as well as offshore. So those messages are being incredibly well received in the market and more to come as this year progresses.

John Park - Guggenheim Securities, LLC, Research Division – Equity Research Associate

Got it. And could you give us any update on the Remitra and maybe the relative pace of adoption between health system and suppliers?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes, I would say that we are back on track in terms of our areas of focus, in terms of getting the adoption. We have mentioned this in the past. Many of our largest health systems are actually using the technology for various functions in their whole e-invoicing process. What we’re attempting to do is to bring all that utilization of that product to a network, trying to uphold all these health systems together at a more broad network from an invoicing standpoint. So that’s still sort of underway. As it relates to the supplier side, again, it is – we’re continuing to work through the whole process of creating additional value for the suppliers to participate in those networks. We’ve had some success with some of the very, very large

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multinational companies in terms of their interest in participating. But more to come over the course of the next couple of quarters as we continue to build out that offering.

John Park - Guggenheim Securities, LLC, Research Division – Equity Research Associate

Great. And lastly, are you seeing any uptake in PPE demand this quarter or related to the uptick in COVID cases?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I wouldn’t say we’ve seen a real uptick due to COVID cases per se. But yet — but as I mentioned earlier, we are seeing recovery in ordering patterns come back on PPE broadly but I haven’t specifically heard it tied to actual COVID cases. Although as an example, I did hear just yesterday that in New York, some of the facilities are mandating masking and something that again, some of those situations again, so something we need to keep an eye on.

John Park - Guggenheim Securities, LLC, Research Division – Equity Research Associate

Great. Thank you, team.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

Operator

The next question is from Jessica Tassan of Piper Sandler. Please go ahead.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Hi, thank you guys for taking the question. So I was wondering within Supply Chain Services, what was the adjusted EBITDA margin profile of the direct sourcing business in FY ‘23? And then just would you expect that to kind of remain stable in ‘24 or retreat back to low single digit or breakeven in ‘24?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So broadly, for our direct sourcing business, again, we’ve typically talked about it being effectively a very low margin business on an adjusted EBITDA basis. So it did retract a little bit from ‘22 when we had elevated purchasing levels due to the pandemic but did have low single-digit EBITDA margins in the fourth quarter for that business. I think as we look forward, moving forward, we would continue to expect it to be gross margins, not EBITDA but gross margins in the high single-digit to low double-digit range and then adjusted EBITDA to continue to be in that low to mid-single-digit range.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Got it. That’s helpful. Can you help us understand what the admin fee share back rate for the non-health care GPO looks like, maybe on an absolute basis or even on a relative to the health care GPO?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. What I would say broadly, not getting into specifics is that, clearly large integrated health systems, acute providers have more leverage and scale, so we typically see higher fee share with acute care health systems than we have broadly in the non-acute market. I think that would extend to the non-health care market where typically, it’s more about price and getting the savings through aggregation as opposed to having the maturity curve and the scale to actually negotiate higher fee shares.

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Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Got it. And then just based on the incremental liability, does that imply that the non-health care GPO did about $65 million of net admin fee revenue in FY ‘23 versus the prior $57 million expectation?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

We are still - in terms of the true-up, I was talking about this earlier, that we’ll wait to see that non-health care piece in order to actually determine what the true-up payment is. We would expect it to be higher. Yes. I don’t have a specific number to quote though, Jessica, in terms of where it came in.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Got it. And my last question is just, is your decision to invest in the Performance Services business, kind of motivated by your strategic conversation? Basically, just interested to know if you’re making these investments because you’re confident there’s a strategic alternative for this business. And then to the extent that you can share, where should those investments show up and what’s the magnitude? Thank you guys, again.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, thanks Jessica. This is Craig. I’ll start and then Mike can add color. So the decisions to continue to invest in the adjacent markets and the growth opportunities in Performance Services, I would not say, is tied to our strategic alternatives. It is an ongoing consistent diversification strategy that we’ve had for that business to actually look for opportunities and find sweet spots where there are other profit pools or markets with life sciences, employers, payers and suppliers in the case of Remitra, where we can actually extend things that we’re doing for the benefit of providers. But also provide benefit for those other stakeholders and there are growth opportunities there to actually scale those businesses to deliver greater revenue in the future.

As we’ve indicated, the 20-plus percent revenue growth in the adjacent markets that we’re experiencing versus the more low to mid-single-digit growth in the provider landscape. And so that’s the reason that we’re making those investments. And then in terms of the areas, the focus continues to be the applied sciences arena. And as Mike described, the things that we’re doing from a real-world evidence standpoint and the ability to help change the way that portions of the clinical trials are delivered in the marketplace, clinical decision support as we continue to look for opportunities to automate prior authorization and actually create efficiency in the system for both providers and payers through eliminating a lot of the manual effort and the clinical resource needs that actually take a lot of time and effort in that particular space.

And then in Contigo Health, as we continue to look to do the build-out of the national network for payviders, those are the real 3 primary areas. Remitra, as we talked about last — 2 quarters ago, we sort of have reset and will continue to be balanced in the way we think about making incremental investments in that business as it scales.

Michael J. Alkire - Premier, Inc.—President, CEO & Director

Yes, Jessica, the only other build I’ll add is that we sit in a very unique space in health care, in that we’ve got these very, very strong health care system partners and we love to innovate right alongside of them. We have committee structures that allow for us to understand what their business issues are and then for us to build on capabilities and technologies and services to support them, be it to be a labor extender or to help them as they think about ways to reduce costs and standardize the way they provide services.

In that same spirit because oftentimes, as we work with many suppliers from a GPO standpoint, both medical devices and pharmaceuticals, as we’re in those business line discussions, we’re understanding what the issues are that those organizations are dealing with as well and are able to work with them to think through, are there additional capabilities that we should be building out that could potentially be an exciting profit pool

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for us to invest in? So I want to continue to drive that level of innovation just because we sit — where we sit in health care and I do think it’s very, very unique to Premier. But we appreciate the question. Thank you.

Operator

This concludes our question-and-answer session and Premier’s Fiscal 2023 Fourth Quarter and Full Year Earnings Conference Call. Thank you for attending today’s presentation. You may now disconnect.